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                                                                    EXHIBIT 99.1

                     TRANSCRIPT OF EARNINGS CONFERENCE CALL
                          HELD BY SANDERSON FARMS, INC.
                                 ON MAY 27, 2003
                              SANDERSON FARMS, INC.

                            MODERATOR: JOE SANDERSON
                                   10:00 AM CT


Operator:             Good day everyone and welcome to the Sanderson Farms,
                      Incorporated quarterly conference call. Today's call is being recorded.

                      At this time for opening remarks and introductions I would like to turn the call over to the Chief Executive Officer, Mr. Joe Sanderson. Please go ahead sir.

Joe Sanderson:        Good morning and thank you for joining us today. I would
                      like to welcome you to Sanderson Farms' second quarter conference call with shareholders, analysts and investors.

                      With me on the call today is Mike Cockrell, Chief Financial Officer of Sanderson Farms, and Lampkin Butts, our Vice President of Sales.

                      The purpose of this call is to review financial results and operating trends reflected in the second fiscal quarter ended April 30, 2003.

                      We issued a news release this morning announcing net earnings of $12.8 million, or 98 cents per fully diluted share, for our second fiscal quarter of 2003. During our second quarter we reported a recognition of $3.8 million, or 29 cents per diluted share, for the company's share of the partial settlement of lawsuits against vitamin suppliers for overcharges. Without this item, our net earnings from operations were $9 million, or 69 cents per share, for the




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                      second quarter. Each of you should have received a copy of the release and accompanying financial summary.

                      I will begin the call with some brief comments about general market conditions and the company's operations. I will then turn the call over to Mike for a more detailed account of the financial results.

                      Before we make any further comments, I would like to ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell:        Thank you Joe and good morning to everyone.

                      Before we begin the call this morning I need to caution you that the call will contain certain forward-looking statements about the business, financial condition, and prospects of the company. All forward-looking statements, as always, are made pursuant to the safe harbor provisions of the Private Security Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs, as well as assumptions made by and information currently available to us. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties.

                      These risks and uncertainties are described in Item 7 of our most recent Annual Report on Form 10-K, and in the management's discussion and analysis of financial conditions and results of operations found in Item 2 of
                      Part 1 of the company's quarterly report on Form 10-Q filed with the SEC this morning in connection with our second fiscal quarter ended April 30, 2003.

Joe Sanderson:        Thank you Mike.


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                      Our financial and operating results for the second fiscal
                      quarter reflect continued solid operating performance for fiscal 2003, and also reflect an improving market for our fresh chicken products. We posted net earnings of 98 cents per fully diluted share compared to net earnings of 58 cents per share during last year's second quarter. Excluding vitamin settlement recovery from both quarters, we earned net income of 69 cents per share this year compared to 46 cents per share during the second quarter of fiscal 2002.

                      Market prices for certain poultry products improved slightly during the quarter when compared to our second quarter last year, while other prices were lower. The average Georgia dock price for our second quarter was 1% higher than last year's second quarter, while market prices for boneless breast meat improved 17.8% during the quarter compared to the same quarter a year ago. Leg quarter prices decreased 1-1/2% for the quarter compared to last year's second quarter and wing prices during our second fiscal quarter were also lower, decreasing 4% when compared to last year's second quarter.

                      As I mentioned, boneless breast meat prices during our second quarter were higher by 17.8% when compared to the second quarter a year ago and have continued to move higher. Demand for boneless breast meat has been firm and the supply side is encouraging. Today boneless is trading for $1.72 per pound compared to a dollar and a half at the end of the second quarter, and the market is well balanced.

                      Market prices for corn during our second quarter were up 18% when compared to the second fiscal quarter of last year. The increases in feed grain prices we saw at the end of last year have continued when compared to the same period a year ago, and we expect volatility to continue until the 2003 crop begins to come into focus. Soybean meal market prices for the second quarter this year were also higher than the same quarter a year ago, rising 12-1/2%.


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                      We reported in December that we expected corn and soybean
                      meal prices to be higher overall during fiscal 2003 than fiscal 2002 and stated at that time we expected these higher costs to affect earnings by $16 to $17 million. Based on current pricing and the prices we have been able to lock in, we continue to expect grain prices to cost the company approximately $17 million more during fiscal 2003 than fiscal 2002. These costs have been offset, however, by the vitamin recoveries and improved operating efficiencies.

                      We are pleased to report that our operating performance has continued to improve. Our processing costs decreased during the first half of fiscal 2003 compared to fiscal 2002 on volume increases and plant efficiency improvements. Live grow-out also continues to perform exceptionally well.

                      We have reported on our last two calls that we have identified opportunities in our plants, in the field, and in sales, that we are working to capture during fiscal 2003, and through the first half of the year have made progress on these opportunities.

                      Sales at our prepared foods division increased over 42% during the first half of fiscal 2003 on new sales to existing and new customers. The profitability of our prepared foods division also improved slightly during the first half of the year reflecting better sales mix and improved efficiencies. During our second fiscal quarter we replaced our corn dog capacity with a new fry line so that we can continue our strategy to focus production on higher margin products and chicken items. Sales margins at our foods division, while still strong, are being pressured by price increases for boneless breast meat and tenders.

                      On the poultry side of the business we completed our shift away from small bird production when we shut down our last small bird plant last fall to make




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                      the necessary changes to increase bird size at the
                      Hammond, Louisiana facility. The transition continues to go well and we expect this shift to further improve our sales mix during fiscal 2003. All of our production is now focused on larger bird weights and in the two most profitable market segments in the industry.

                      We also completed the planned increase in production at our Collins, Mississippi complex during May. We increased production by 150,000 head per week on the night shift at Collins, moving that plant closer to capacity and more fully utilizing that asset.

                      Looking ahead, we remain confident that we will continue to improve our operating performance and sales execution. In particular, we are very pleased that as we have realized sales and operating opportunities in all areas of our business, we have been able to offset the increased cost we have experienced as a result of higher priced grain.

                      We remain optimistic also that we should benefit from an improved market for our poultry products during the second half of fiscal 2003. As I described earlier, market prices for all of our major fresh chicken products have improved since the end of the second quarter. In addition, both egg sets and breeder placement numbers remain encouraging, and the expected supplies of competing meats are also favorable.

                      At this point I would like to turn the call over to Mike, Chief Financial Officer.

Mike Cockrell:        Thank you Joe.

                      We continued to be pleased with our financial performance during the second fiscal quarter and the first half of this year. Net sales for the quarter totaled



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                      $201.2 million, up from $175.4 million for the same
                      quarter during fiscal 2002. For the first half of the year net sales increased to $385.4 million from $339.9 million or an increase of 13.4%. This increase reflects an increase in both pounds of poultry and prepared food products sold.

                      Despite increases in certain market prices during the second quarter as described by Joe, overall market prices for the first six months for the year were still lower than during the first half of fiscal 2002. The 98 cents per share earned during the quarter compares to 58 cents earned during last year's second quarter, while the $1.40 per share earned during the first half of the year compares to last year's 98 cents.

                      As Joe mentioned earlier, excluding the settlements received during the second quarter of fiscal 2003 of 29 cents a share, the net income per diluted share was 69 cents compared to 46 cents a year ago. For the first half of the year net income per share, excluding the settlement money, was 80 cents per share compared to 85 cents a year ago. This performance is particularly gratifying in light of the fact that for the first six months of the year we were operating in an environment of higher costs and lower market prices than during the same six months a year ago.

                      Our cost of sales for the three months ended April 30 as compared to the same three months a year ago increased 11.1%. The increase is a result of an increase in pounds of both poultry products and prepared foods sold during the second quarter as compared to the same quarter a year ago, as well as an increase in the cost of feed grains.

                      As Joe already mentioned, corn and soybean meal market prices were up 18 and 12.6%, respectively, for the three months ended April 30, 2003 compared to the same period last year. These increases were offset by the collection during the second quarter of $6 million as partial settlement of the lawsuit


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                      against vitamin and methionine suppliers, as well as by
                      operating improvements.

                      For the first half of the year our cost of sales increased 12.1% as a result of an increase in the pounds of both prepared foods and poultry products sold. The increase again reflects an increase in the cost for corn and soybean meal during the first six months of fiscal 2003 compared to 2002. However, cost of sales was reduced during the first six months of the year by $12.2 million and $2.6 million, respectively, from the proceeds of the vitamin and methionine litigation. In addition, processing costs were lowered as a result of both increased pounds processed and efficiency improvements.

                      SG&A expenses for the second quarter of 2003 were up $600,000 compared to fiscal 2002, and were up $900,000 for the first six months of the year. These increases are primarily the result of larger advertising and marketing costs. Through six months, interest expense decreased $522,000 to $1.4 million reflecting lower outstanding debt as well as lower interest rates. We continue to expect that our interest expense during the year to be $1 million lower than a year ago, or approximately $3 million.

                      At the end of our second quarter, our balance sheet reflected shareholders equity of $168.6 million and net working capital of $83-1/2 million. The current ratio was
                      2.8 to 1. Our debt totaled $58.2 million and our debt to total capitalization ratio was 25.7% at April 30, 2003. Our net debt totaled $40.9 million, resulting in a net debt to cap ratio of a healthy 19.5%.

                      We reduced our outstanding debt by $7 million during the second quarter and have paid back an additional $5 million since May 1. Through the first half of the year we have spent $18 million on capital expenditures, or almost all of our total annual capital budget of $21.4 million excluding leases. We also



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                      have spent $2.9 million to retire common stock, and $2.6
                      million on dividends.

                      Our strategy for the balance of the year will be to aggressively reduce debt. Our $100 million revolving credit facility currently has an outstanding balance of $23 million, and with our capital budget expenditures for the fiscal year substantially complete, we believe we can get that knocked out by year end.

                      For fiscal 2003 we have increased our capital budget to approximately $29.7 million, which amount includes approximately $8 million in operating leases. Of the total 2003 budget, as we have mentioned before, $5.6 million was spent during the first quarter to convert our Hammond facility to a larger bird plant.

                      Our depreciation and amortization during the first half of the year totaled $12.1 million, and we expect approximately $24 million for fiscal 2003.

                      As Joe mentioned earlier we remain encouraged by leading production indicators such as egg sets and chick placements. These indicators continue to indicate improved future market conditions for poultry meat, and the supply indicators for competing meats are encouraging as well. We have seen evidence of an improving market through the first three weeks of the current quarter as market prices have strengthened substantially since May 1. Based on these factors, we remain comfortable with our expression of comfort with an earnings estimate in the range of $2.40 to $2.50 per share for the current fiscal year. As is our practice, we will not provide quarterly earning guidance.

                      We will now open up the call for a question and answer period.

Operator:             Thank you.

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                      At this time if you'd like to ask a question please press
                      star one on your touch-tone telephone. Once again if you'd like to ask a question press the star key followed by the digit 1 on your touch-tone telephone.

                      And we'll take our first question from John Bierbusse with AG Edwards.

John Bierbusse:       Gentlemen, good morning.

Joe Sanderson:        Morning John.

Mike Cockrell:        Morning John.

John Bierbusse:       Oh I can almost see Joe sitting there smiling this
                      morning. It's always good to be embarrassed on the up side.

                      I guess my question first is on the cash side of the business Mike. You reported cash at the end of the quarter of about $17 and some odd million.

Mike Cockrell :       Yes.

John Bierbusse:       And then you said you have used some of that for debt
                      retirement since the close of the quarter, correct?

Mike Cockrell :       Yes, we've paid back $5 million since the quarter began.

John Bierbusse:       Okay and then your comment about having $23 million on the revolver to go, that's after the 5 million has been paid down?

Mike Cockrell :       That's correct.


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John Bierbusse:       Okay, all right, good, good. I'm just curious Joe, from
                      your perspective, is this the time, given the health of your business and the prices in the market right now, and the fact that your competitors seem to not be putting up numbers anywhere close to this as evidenced by their quarterly earnings numbers, to put a little more money into the marketing side of your business? And, you know, build your sales relationships, your marketing relationships, a bit more this summer.

Joe Sanderson:        I would think that that would be a reasonable thing to do
                      with - where our balance sheet is and where our penetration is with the retail markets, and we're looking at that right now John.

John Bierbusse:       Okay.

Joe Sanderson:        ...actually.

John Bierbusse:       All right, all right. And can you fill us in a little bit
                      more on foods' story, I mean, I can appreciate that it's a good news, bad news situation, when you have the margins pressured a little bit for all the right reasons I'm guessing.

Joe Sanderson:        Yes, we started thinking that was going to happen last
                      summer and it was really November, December, and January before the new sales took hold and gained traction and they've done quite well. However, as you well know, they had very strong margins up there and those margins are down a bit because of boneless breast meat costing $1.70 a pound rather than $1.35.

John Bierbusse:       That's not the worst problem on earth to have though.

Joe Sanderson:        It's not too bad and there's still - they still do quite
                      well.

John Bierbusse:       Right.


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Joe Sanderson:        Their margins are under pressure and then there was the
                      corn dog business we have, we had, that was profitable. It was good and so that impacted it one month when that came off, primarily in April I believe. But all of those sales have been made up with further processed poultry sales.

John Bierbusse:       Okay. Is their volume continuing through the end of the
                      summer? You're at that sort of rate of growth?

Joe Sanderson:        Sales volume?

John Bierbusse:       Yes.

Joe Sanderson:        Yes, yes, and the rate of growth is not going to be - well it will be 40% probably for the balance of the year.

John Bierbusse:       Got you, okay, great.  Well terrific April quarter report.

Joe Sanderson:        Thank you.

John Bierbusse:       Very impressive.

Joe Sanderson:        Thank you.

Operator:             And we'll go next to Alex Lieblong with Key Colony Funds.

Alex Lieblong:        Hey guys. Great quarter. Couple things with what - and I
                      don't - I'm trying to say this nicely I guess.

Joe Sanderson:        Say it nicely Alex.


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Alex Lieblong:        Okay yes. No as I - with what could be going on in the
                      beef industry and we don't want that to happen but let me
                      - and what's happened with egg sets and everything over the last six or nine months, if the demand for chicken picked up dramatically because of an outside influence I'm going to say, how long do you think it would take the industry to be able to respond, to be able to produce the amount needed? Are you following my question?

Joe Sanderson:        The answer is three months.

Alex Lieblong:        Okay.

Joe Sanderson:        That is to set eggs three weeks there, and seven weeks to
                      get them slaughtered and get them into the pipeline. In 90 days the industry could increase production substantially over where it is right now.

Alex Lieblong:        Even if - has the breeder - what's going on in the breeder side of the business, I mean, is that...?

Joe Sanderson:        We've had - I think we've had eight, seven or eight
                      months, going back to last fall, of reduced breeder placements, probably, I'm going to say, averaging 2 to 4% below breeder placements the year prior.

Alex Lieblong:        Yes.

Joe Sanderson:        I mean people can - it indicates no planned increases in -
                      above where we are right now. However, I will caution that people can hold hens back; the efficiencies decline, number of eggs, and hatchability, but our industry - if there's a huge demand, the industry will find some way to respond to it.


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Alex Lieblong:        Okay. Again fantastic numbers and I guess on AgriStats and
                      I know you all don't know exactly where you are but you have a pretty good idea. You've still got to be right at the top, I presume, if not the top?

Joe Sanderson:        Well we're competing favorably.

Alex Lieblong:        Congratulations.  Excellent quarter.

Joe Sanderson:        Thank you.

Operator:             And once again press star one for any further questions.

                      And we'll go next to Richard Priory with Delphi
                      Management.

Richard Priory:       Yes good morning. What sort of program do you have in
                      place to lock in feed prices?

Joe Sanderson:        Well we don't hedge. When we think - when this past
                      December we indicated that we had priced a lot of our grains for the year because we believed with short inventories and carry outs the market would be volatile and we did that. We also see opportunities, when grain is cheap like it has been the two years prior, we buy it, we own it, and we did that - so for at least those two reasons when we see a good buy we take ownership.

Richard Priory:       All right and in this environment if you could take out
                      the legal cost what sort of gross margin do you think you can run going forward because it looks as though the gross margins were helped by the legal settlement?

Mike Cockrell :       Oh they were. You're right. The legal settlements come out of cost of goods sold.



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Richard Priory:       Right.

Mike Cockrell :       And have since we started collecting those and we even -
                      we collected our first one during the second quarter a year ago.

Richard Priory:       Okay.

Mike Cockrell :       And we've collected some every quarter but one since, so
                      I'm not sure I follow what your question is.

Joe Sanderson:        He wants to know...

Richard Priory:       If you didn't have the legal settlement.

Joe Sanderson:        We would - I don't know what the gross margin was but you
                      would expect at least that for this quarter.

Mike Cockrell:        Yes operating income for the quarter and the six months
                      ended April 30 were $15 and $18 million, respectively.

Richard Priory:       All right.

Mike Cockrell:        That's taking out - that takes out the settlements for
                      both quarters or for the second and our first quarter of this year.

Joe Sanderson:        Yes.

Richard Priory:       Okay.  Thank you very much.

Joe Sanderson:        Thank you.


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Operator:             And at this time we have no further questions. I'd like to turn the call back over to our speakers for any additional or closing comments.

Joe Sanderson:        Good - very little comments.

                      Thank you for spending time with us this morning. We are pleased with the opportunities before us and look forward to continued progress in fiscal 2003. Thank you very much and have a good day.

Operator:             This concludes today's conference and we thank you for
                      joining us.


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